                                  EXHIBIT 4.7

                           LOAN MODIFICATION AGREEMENT


     This Loan Modification Agreement ("this Agreement") is made as of October 31, 1997 between GelTex Pharmaceuticals Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank"). For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank act and agree as follows:

     1. Reference is made to: (i) that certain letter agreement dated May 21, 1997 (the "Letter Agreement") between the Borrower and the Bank; (ii) that certain $5,000,000 face principal amount promissory note dated May 21, 1997 (the "Facility One Term Note") made by the Borrower and payable to the order of the Bank; (iii) that certain Security Agreement (Equipment) dated May 21, 1997 (the "Security Agreement") given by the Borrower to the Bank; and (iv) that certain $3,000,000 face principal amount promissory note of even date herewith (the "Facility Two Term Note") made by the Borrower and payable to the order of the Bank. The Letter Agreement, the Security Agreement, the Facility One Term Note and the Facility Two Term Note are hereinafter collectively referred to as the "Financing Documents".

     2. The Letter Agreement is hereby amended, effective as of the date hereof:

     a. By deleting from clause (i) of Section 1.1 of the Letter Agreement the words "Term Note" and by substituting in their stead the following:

          "Facility One Term Note"

     b. By deleting the period at the end of Section 1.1 of the Letter Agreement and by substituting in its stead the following:

          ",and (iii) that certain $3,000,000 face principal amount promissory note (the `Facility Two Term Note') dated October 31, 1997 issued by the Borrower pursuant to ss.1.5A below and payable to the order of the Bank."

     c. By deleting in its entirety the caption to Section 1.2 of the Letter Agreement and by substituting in its stead the following:

          "FACILITY ONE TERM LOANS; FACILITY ONE TERM NOTE."

     d. By deleting from the first sentence of Section 1.2 of the Letter Agreement the words "Term Loans" and by substituting in their stead the following:

          "Facility One Term Loans"

     e. By providing that, in each of Sections 1.2, 1.3, 1.4 and 1.5 of the Letter Agreement, (i) all references to a "Term Loan" or to the "Term Loans" will be deemed to refer to a Facility One Term Loan or to the Facility One Term Loans, respectively, (ii) all references to the "Term Note" will be deemed to refer to the Facility One Term Note and (iii) all references to a "COF Loan" will be deemed to refer to the Facility One COF Loan.

     f.   By inserting into the second sentence of the first paragraph of
Section 1.4 of the Letter Agreement, immediately before the words "Floating Rate Loan", the following:

          "Facility One Term Loan which is a"

     g.   By inserting into the second sentence of the first paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "and/or that any", the following:

          "Facility One Term Loan which is a"

     h. By deleting from each of the third, fourth, sixth and seventh sentences of the first paragraph of Section 1.4 of the Letter Agreement the words "Fixed Rate Borrowing Notice" and by substituting in their stead the following:

          "Facility One Fixed Rate Borrowing Notice"

     i.   By deleting from the sixth sentence of the first paragraph of Section
1.4 of the Letter Agreement the words "any requested LIBOR Loan" and by substituting in their stead the following:

          "any Facility One Term Loan requested as a LIBOR Loan"

     j.   By deleting from the seventh sentence of the first paragraph of
Section 1.4 of the Letter Agreement the words "applicable to a LIBOR Loan" and by substituting in their stead the following:

          "applicable to a Facility One Term Loan which is a LIBOR Loan"

     k.   By deleting from the seventh sentence of the first paragraph of
Section 1.4 of the Letter Agreement the words "any LIBOR Loan not repaid" and by substituting in their stead the following:

          "any Facility One Term Loan which is a LIBOR Loan not repaid"

     l. By deleting from each of the second, sixth and seventh sentences of the second paragraph of Section 1.4 of the Letter Agreement the words "Fixed Rate Period" and by substituting in their stead the following:

          "Facility One Fixed Rate Period"

     m.   By inserting into the third sentence of the second paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "proposed COF Interest Rate", the following:

          "for the purpose of the Facility One Term Loans"

     n.   By inserting into the sixth sentence of the second paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "proposed COF Interest Rate", the following:

          "for the purposes of the Facility One Term Loans"

     o. By inserting into the proviso contained in the seventh sentence of the second paragraph of Section 1.4 of the Letter Agreement, immediately after the words "the COF Interest Rate", the following:

          "for the purposes of the Facility One Term Loans"

     p.   By inserting into the ninth sentence of the second paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "proposed COF Interest Rate", the following:

          "for the purposes of the Facility One Term Loans"

     q.   By inserting into the eleventh sentence of the second paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "proposed COF Interest Rate", the following:

          "for the purposes of the Facility One Term Loans"

     r.   By inserting into the twelfth sentence of the second paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "proposed COF Interest Rate", in both places where same appear, the following:

          "for the purposes of the Facility One Term Loans"

     s.   By inserting into the thirteenth sentence of the second paragraph of
Section 1.4 of the Letter Agreement, immediately after the words "proposed COF Interest Rate", the following:

          "for the purposes of the Facility One Term Loans"

     t. By inserting into the second sentence of Section 1.5 of the Letter Agreement, immediately after the words "Interest on", the following:

          "any Facility One Term Loans which are"

     u. By inserting into the third sentence of Section 1.5 of the Letter Agreement, immediately after the words "Interest on each", the following"

          "Facility One Term Loan which is a"

     v. By inserting into the sixth sentence of Section 1.5 of the Letter Agreement, immediately before the words "LIBOR Loan", the following:

          "Facility One Term Loan which is a"

     w.   By inserting into Article I of the Letter Agreement, immediately after
Section 1.5 thereof, the following:

          "1.5A. FACILITY TWO TERM LOANS; FACILITY TWO TERM NOTE. In addition to the foregoing, the Bank may make one or more loans (the `Facility Two Term Loans') to the Borrower, in an aggregate principal amount up to $3,000,000, in order to finance capital equipment (the `RenaGel Equipment') to be owned by RenaGel LLC (a limited liability company which is 50% owned by the Borrower) and used by RenaGel LLC or by the Borrower or by The Dow Chemical Company, as a contract manufacturer for RenaGel LLC. A Facility Two Term Loan shall be made, no more than once per calendar month, in such amount as may be requested by the Borrower; provided that (i) no Facility Two Term Loan will be made after March 31, 1998; (ii) the aggregate original principal amounts of all Facility Two Term Loans will not exceed $3,000,000; (iii) no Facility Two Term Loan will be in an amount in excess of 50% of the invoiced actual costs of the tangible property constituting the items of RenaGel Equipment with respect to which such Facility Two Term Loan is made (excluding taxes, duties and other `soft' costs, except that shipping and installation charges for equipment may be included in such `actual costs' to the extent supported by invoices satisfactory to the Bank); and (iv) the RenaGel Equipment with respect to which each Facility Two Term Loan is made will be limited to those items of RenaGel Equipment acquired by the Borrower within 30 days prior to the date of the proposed Facility Two Term Loan and which were not previously financed by any other Facility Two Term Loan. Prior to the making of each Facility Two Term Loan, and as a precondition thereto, the Borrower will provide the Bank with: (i) invoices supporting the costs and purchase dates of the relevant items of RenaGel Equipment;
          (ii) such evidence as the Bank may require showing that such items of RenaGel Equipment have been installed at the premises of The Dow Chemical Company, the contract manufacturer for RenaGel LLC, in Midland, MI, have become fully operational, have been paid for and are owned by the Borrower or RenaGel LLC free of all liens and interests of any other Person (except the interest of The Dow Chemical Company, as lessee under the Equipment Lease heretofore entered into between the Borrower and The Dow Chemical Company); and (iii) evidence satisfactory to the Bank that the RenaGel Equipment is fully insured against casualty loss. The Facility Two Term Loans will be evidenced by the Facility Two Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Facility Two Term Note or on the books of the Bank, at or following the time of making each Facility Two Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Facility Two Term Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Facility Two Term Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Facility Two Term Note.

          1.5B. PRINCIPAL REPAYMENT OF FACILITY TWO TERM LOANS. The Borrower shall repay principal of the Facility Two Term Loans in 17 equal consecutive quarterly installments, commencing on June 30, 1998 and continuing on the last Business Day of each calendar quarter thereafter through and including June 28, 2002 (each such quarterly installment to be in an amount equal to 1/28th of the aggregate principal amount of the Facility Two Term Loans outstanding on April 1, 1998, plus an 18th and final payment due on September 30, 2002 in an amount equal to the then outstanding principal balance of all Facility Two Term Loans and all interest then accrued but unpaid thereon. Except as set forth in ss.1.7 below, the Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of the Facility Two Term Loans; provided that each such principal prepayment shall be accompanied by payment of all interest under the Facility Two Term Note accrued but unpaid to the date of payment. Any partial prepayment of principal of the Facility Two Term Loans will be applied to installments of principal of the Facility Two Term Loans thereafter coming due, in inverse order of normal maturity. Amounts paid or prepaid on the Facility Two Term Loans will not be available for reborrowing.

          1.5C. INTEREST RATE. Except as otherwise provided below in this ss.1.5C, interest on the Facility Two Term Loans will be payable at the Floating Rate, with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective. Subject to the conditions set forth herein, the Borrower may elect that all or any portion of any Facility Two Term Loan to be made under ss.1.5A will be made as a LIBOR Loan, that all or any portion of any Facility Two Term Loan which is a Floating Rate Loan (but not all or any portion of the Facility Two COF Loan, if any) will be converted to a LIBOR Loan and/or that any Facility Two Term Loan which is a LIBOR Loan will be continued at the expiration of the Interest Period applicable thereto as a new LIBOR Loan. Such election shall be made by the Borrower giving to the Bank a written or telephonic notice received by the Bank within the time period and containing the information described in the next following sentence (a `Facility Two Fixed Rate Borrowing Notice'). The Facility Two Fixed Rate Borrowing Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing, conversion or continuation, as the case may be, and must specify the amount of the LIBOR Loan requested (which shall be

          $500,000 or an integral multiple thereof), must identify the particular Facility Two Term Loan or Loans so to be made, converted or continued, as the case may be, and must specify the proposed commencement date of the relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not elect to have any installment of a Facility Two Term Loan included in a LIBOR Loan if the Interest Period applicable thereto would continue after the due date of such installment. Any Facility Two Fixed Rate Borrowing Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to borrow any Facility Two Term Loan requested as a LIBOR Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Loan. At the expiration of each Interest Period applicable to a Facility Two Term Loan which is a LIBOR Loan, the principal amount of such LIBOR Loan may be continued as a new LIBOR Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new Facility Two Fixed Rate Borrowing Notice conforming to the requirements set forth above in this ss.1.5C (and any Facility Two Term Loan which is a LIBOR Loan not repaid and not so continued as a new LIBOR Loan will be deemed (subject to the provisions of the next following paragraph) to have been converted into a Floating Rate Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make any such LIBOR Loan or allow any conversion of a Floating Rate Loan to such a LIBOR Loan at any time when there exists any Default or Event of Default.

          On March 31, 1998, the Borrower may convert to a Facility Two COF Loan all (but not less than all) of the Facility Two Terms Loans then outstanding. If the Borrower desires such conversion to a Facility Two COF Loan, it will notify the Bank of same not less than two Business Days prior to the proposed conversion and will request that the Bank offer with respect to such Facility Two Term Loans a rate of interest which shall be fixed (subject to adjustment as provided in this letter agreement) for the period commencing on the date of such conversion and ending on the final maturity date applicable to such Facility Two Term Loans (the `Facility Two Fixed Rate Period'). Following such request for a fixed rate, the Bank will endeavor to offer a proposed COF Interest Rate for the purposes of the Facility Two Term Loans at a rate determined as provided below and under conditions determined by the Bank in its sole discretion. The Borrower may elect to accept such offer in the manner and within the time period specified in such offer. Any such election shall be irrevocable on the part of the Borrower. Upon such election, the interest rate payable with respect to the outstanding Facility Two Term Loans shall be fixed (subject to adjustment as provided in this letter agreement) for the Facility Two Fixed Rate Period and at the rate communicated by the Bank as its proposed COF Interest Rate for the purposes of the Facility Two Term Loans. Any proposed COF Interest Rate offered under this Section will be a rate per annum equal to the sum of (i) 1.75% per annum plus (ii) the COF Rate for the applicable Facility Two Fixed Rate Period (expressed as a per annum rate); provided, however, that the COF Interest Rate for the purposes of the Facility Two Term Loans shall in no event exceed the maximum rate permitted by applicable law. The COF Rate shall be determined by the Bank in its discretion for the purposes of any proposed COF Interest Rate offered under this Section. The Bank may base the COF Rate for the purpose of computing the proposed COF Interest Rate for the purposes of the Facility Two Term Loans on any (or any combination of) recognized sources of available funding for transactions of this type, including, but not limited to, the interbank market, the domestic and European certificate of deposit market and sales of commercial paper. The COF Rate for the purposes of this computation shall in any event include adjustments for the costs of maintaining reserves, insurance (including, without limitation, assessments by the FDIC), taxes, hedging and other costs which may be incurred by the Bank with respect to the applicable source or sources of funding, all as determined by the Bank in its discretion. The source or sources of funding utilized for the computation of the proposed rate shall be selected by the Bank at its sole discretion for offering to the Borrower, and the Borrower shall not have any claim against the Bank with respect to computation of any proposed COF Interest Rate for the purposes of the Facility Two Term Loans. If the Borrower is dissatisfied with any proposed COF Interest Rate for the purposes of the Facility Two Term Loans, the Borrower's sole remedy with respect thereto shall be not to accept such proposed COF Interest Rate for the purposes of the Facility Two Term Loans within the applicable time period, and thus to cause interest on the Facility Two Term Loans to be payable at the Floating Rate (subject to the Borrower's ability set forth elsewhere herein to obtain LIBOR Loans). Notwithstanding the foregoing provisions hereof, the Bank need not offer a proposed COF Interest Rate for the purposes of the Facility Two Term Loans for any period of time with respect to which the Bank, in its sole discretion, determines that there are no recognized sources of funding available to it for such time period or principal amount or that the cost of funds with respect thereto would be unreasonably high or if there then exists any Default or Event of Default. Further, the Borrower may not convert into a Facility Two COF Loan any LIBOR Loan prior to the end of the Interest Period applicable to such LIBOR Loan.

          Any request for a Fixed Rate Loan with respect to Facility Two Term Loans and any election to convert all or any portion of the Facility Two Term Loans to a Fixed Rate Loan may be made on behalf of the Borrower only by a duly authorized officer; provided, however, that the Bank may conclusively rely upon any written or facsimile communication received from any individual whom the Bank believes in good faith to be such a duly authorized officer.

          1.5D. INTEREST PAYMENTS. The Borrower will pay interest on the principal amount of the Facility Two Term Loans outstanding from time to time, from the date hereof until payment of the Facility Two Term Loans and the Facility Two Term Note in full and the termination of this letter agreement. Interest on any Facility Two Term Loans which are Floating Rate Loans and the Facility Two COF Loan (if any) will be payable monthly in arrears on the first day of each month. Interest on each Facility Two Term Loan which is a LIBOR Loan will be payable in arrears on the applicable Interest Payment Date. In any event, interest shall also be payable on the date of payment of the Facility Two Term Loans in full. Interest on Floating Rate Loans shall be payable at the Floating Rate. The rate of interest payable on any Facility Two Term Loan which is a LIBOR Loan will be the Eurodollar Interest Rate applicable thereto. Interest on the Facility Two COF Loan will be payable at the applicable COF Interest Rate. In any event, overdue principal of any Facility Two Term Loan and, to the extent permitted by law, overdue interest on any Facility Two Term Loan shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum PLUS (ii) the rate otherwise applicable to such overdue principal (or to the principal amount as to which such interest is overdue) pursuant to the Facility Two Term Note and this letter agreement, payable on demand. All interest payable hereunder and/or under the Facility Two Term Note will be calculated on the basis of a 360-day year for the actual number of days elapsed."

     x. By deleting from Section 1.7 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"

     y. By deleting from Section 1.7 of the Letter Agreement the words "the COF Loan" and by substituting in their stead the following:

          "any COF Loan"

     z. By deleting from Section 1.8 of the Letter Agreement, in each place where same appear, the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"

     aa. By deleting from clause (ii) of Section 1.8 of the Letter Agreement the words "the facility for Term Loans" and by substituting in their stead the following:

          "both facilities for Term Loans"

     bb. By deleting from the second sentence of Section 1.10 of the Letter Agreement the words "each Term Loan" and by substituting in their stead the following:

          "each Facility One Term Loan"

     cc. By adding to the first paragraph of Section 1.10 of the Letter Agreement, at the end of such paragraph, the following:

          "The proceeds of each Facility Two Term Loan will be used by the Borrower solely to fund costs of acquisition of RenaGel Equipment (as defined above)."

     dd.  By deleting from the first sentence of the second paragraph of Section
1.10 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"

     ee.  By deleting from the second sentence of the second paragraph of
Section 1.10 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"

     ff. By deleting from the third paragraph of Section 1.10 of the Letter Agreement the words "the Term Note", in each place where same appear, and by substituting in their stead, in each such place, the following:

          "any Term Note"

     gg. By deleting from Section 3.9 of the Letter Agreement the amount "$20,000,000" and by substituting in its stead the following:

          "$23,000,000"

     hh. By deleting from clause (i) of Section 4.1 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "the Term Notes"

     ii. By deleting from clause (a) of Section 5.1 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"
     jj. By deleting from clause (a) of Section 5.2 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "each Term Note"

     kk. By deleting from clause (c) of Section 5.2 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "each Term Note"

     ll. By deleting from the first sentence of Section 6.1 of the Letter Agreement, in both places where same appear, the words "the Term Note" and by substituting in their stead, in both such places, the following:

          "the Term Notes"

     mm. By deleting from the second sentence of Section 6.1 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "the Term Notes"

     nn. By deleting from the last sentence of Section 6.1 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"

     oo. By deleting in its entirety Section 6.3 of the Letter Agreement and by substituting in its stead the following:

          "6.3. FACILITY FEES. With respect to the facility for Facility One Term Loans established herein, the Borrower has paid to the Bank a non-refundable commitment fee of $25,000. In addition, on or about October 31, 1997 the Borrower is paying to the Bank, in respect of the within facility for Facility Two Term Loans, a further non-refundable commitment fee of $7,500. Fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower."

     pp. By changing the Borrower's notice address, pursuant to Section 6.4 of the Letter Agreement, to the following:

           "GelTex Pharmaceuticals, Inc.
           Nine Fourth Avenue
           Waltham, MA 02154
           Attention: Paul Mellett, Chief Financial Officer" qq. By deleting from the third sentence of Section 6.5 of the Letter
Agreement the words "the Term Note" and by substituting in their stead the following:

          "any Term Note"

     rr. By deleting from the first sentence of Section 6.6 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "any of the Term Notes"

     ss. By deleting from Section 6.8 of the Letter Agreement the words "the Term Note" and by substituting in their stead the following:

          "the Term Notes"

     tt.  By deleting from the definition of "Bank Certificate" appearing in
Section 7.1 of the Letter Agreement the words "ss.1.4, ss.1.7, ss.1.8 or ss.6.1 of this letter agreement" and by substituting in their stead the following:

          "ss.1.4, ss.1.5C, ss.1.7, ss.1.8 or ss.6.1 of this letter agreement"

     uu. By deleting in its entirety the definition of "COF Interest Rate" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

          "`COF Interest Rate' - A rate of interest per annum which is (i) offered by the Bank to the Borrower with respect to its outstanding Facility One Term Loans pursuant to the second paragraph of ss.1.4 and accepted by the Borrower as described therein or (iii) offered by the Bank to the Borrower with respect to its outstanding Facility Two Term Loans pursuant to the second paragraph of ss.1.5C and accepted by the Borrower as described therein."

     vv.  By deleting in its entirety the definition of "COF Loan" appearing in
Section 7.1 of the Letter Agreement and by substituting in its stead the following:

          "`COF Loan' - Any Term Loan which bears interest at a COF Interest Rate. A COF Loan may be either a Facility One COF Loan or a Facility Two COF Loan."

     ww. By deleting the period at the end of the definition of "COF Rate" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

          "or as described in the second paragraph of ss.1.5C."

     xx. By inserting into Section 7.1 of the Letter Agreement, immediately after the definition of "Existing Premises", the following:

          "`Facility One COF Loan' - Any COF Loan which has become effective with respect to the Facility One Term Loans pursuant to the second paragraph of ss.1.4.

          `Facility Two COF Loan' - Any COF Loan which has become effective with respect to the Facility Two Term Loans pursuant to the second paragraph of ss.1.5C.

          `Facility One Term Loan' - Any loan made pursuant to ss.1.2.

          `Facility Two Term Loan' - Any loan made pursuant to ss.1.5A.

          `Facility One Term Note' - As defined in ss.1.1.

          `Facility Two Term Note' - As defined in ss.1.1."

     yy.  By deleting from the definition of "Fixed Interest Rate" appearing in
Section 7.1 of the Letter Agreement the words "the COF Loan" and by substituting in their stead the following:

          "any COF Loan"

     zz.  By deleting from the definition of "Loan Documents" appearing in
Section 7.1 of the Letter Agreement, the words "the Term Note" and by substituting in their stead the following:

          "the Facility One Term Note, the Facility Two Term Note,"

     aaa. By inserting into Section 7.1 of the Letter Agreement, immediately after the definition of "Tangible Net Worth", the following:

          "`Term Loans' - Collectively, the Facility One Term Loans and the Facility Two Term Loans.

          "`Term Notes' - Collectively, the Facility One Term Note and the Facility Two Term Note."

     3. The Facility One Term Note is hereby modified: (i) by providing that all references therein to a "Term Loan" or to the "Term Loans" will be deemed to apply, respectively, to any Facility One Term Loan or to the Facility One Term Loans (as described in the Letter Agreement, as amended by this Agreement), and
(ii) by deleting the words "the Term Note" appearing in the eighth paragraph of the text of the Facility One Term Note and by substituting in their stead the words "the Facility One Term Note".

     4. Wherever in any Financing Document, or in any certificate or opinion to be delivered in connection therewith, reference is made to a "letter agreement" or to the "Letter Agreement", from and after the date hereof same will be deemed to refer to the Letter Agreement, as hereby amended.

     5. Simultaneously with the execution and delivery of this Agreement, the Borrower is executing and delivering to the Bank the Facility Two Term Note. The Facility Two Term Note is a $3,000,000 promissory note of the Borrower, substantially in the form attached hereto as Exhibit 1. Wherever in any of the Financing Documents or in any certificate or opinion to be delivered in connection therewith, reference is made to a "Term Note" or the "Term Notes", from and after the date hereof same will be deemed to include both the Facility One Term Note and the Facility Two Term Note. Wherever in any of the Financing Documents or in any certificate or opinion to be delivered in connection therewith, reference is made to a "Term Loan" or to the "Term Loans", from and after the date hereof same will be deemed to include both the Facility One Term Loans and the Facility Two Term Loans.

     6. In order to induce the Bank to enter into this Agreement, the Borrower further represents and warrants as follows:

     a. The execution, delivery and performance of this Agreement and the Facility Two Term Note have been duly authorized by the Borrower by all necessary corporate and other action, will not require the consent of any third party and will not conflict with, violate the provisions of, or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could cause a default on the part of the Borrower under its charter documents or by-laws or under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document, or result in the imposition of any lien or encumbrance (except in favor of the Bank) on any property or assets of the Borrower.

     b. The Borrower has duly executed and delivered each of this Agreement and the Facility Two Term Note.

     c. Each of this Agreement and the Facility Two Term Note is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

     d. The statements, representations and warranties made in the Letter Agreement and/or in the Security Agreement continue to be correct as of the date hereof; except as amended, updated and/or supplemented by the attached Supplemental Disclosure Schedule.

     e. The covenants and agreements of the Borrower contained in the Letter Agreement and/or in the Security Agreement have been complied with on and as of the date hereof.

     f. No event which constitutes or which, with notice or lapse of time, or both, could constitute, an Event of Default (as defined in the Letter Agreement) has occurred and is continuing.

     g. No material adverse change has occurred in the financial condition of the Borrower (other than continuing losses from operations as heretofore disclosed to the Bank) from that disclosed in the quarterly financial statements of the Borrower dated June 30, 1997, heretofore furnished to the Bank.

     7. Except as expressly affected hereby, the Letter Agreement and each of the other Financing Documents remains in full force and effect as heretofore.

     8. Nothing contained herein will be deemed to constitute a waiver or a release of any provision of any of the Financing Documents. Nothing contained herein will in any event be deemed to constitute an agreement to give a waiver or release or to agree to any amendment or modification of any provision of any of the Financing Documents on any other or future occasion.

     Executed, as an instrument under seal, as of the day and year first above written.

                                         GELTEX PHARMACEUTICALS, INC.



                                         By: /s/ Paul J. Mellett, Jr.
                                             ----------------------------------
                                             Name:  Paul J. Mellett, Jr.
                                             Title: Chief Financial Officer

Accepted and agreed:
FLEET NATIONAL BANK


By: /s/ Kimberly Martone
    -------------------------------
    Name: Kimberly Martone
    Title: Vice President

                        SUPPLEMENTAL DISCLOSURE SCHEDULE

     (Note: This Supplemental Disclosure Schedule is intended to update, but not replace the disclosure schedule attached to the Letter Agreement dated May 21, 1997. Items not referenced in this supplement remain unchanged from the original disclosure schedule)

SECTION 2.1(a)

In June 1997, the Borrower formed RenaGel, Inc., a Delaware corporation and wholly-owned subsidiary of Borrower. In June 1997, the Borrower formed RenaGel LLC, a Delaware limited liability company which is being used as the vehicle for a 50-50 joint venture between the Borrower and Genzyme Corporation.

SECTION 2.1(b)

Persons known to Borrower to hold more than 5% of the outstanding shares of Borrower's capital stock:

-    The Equitable Companies Incorporated(1)
-    West Highland Capital, Inc.(2)
-    Abingworth Bioventures SICAV(3)

----------------
(1) Includes shares held by The Equitable Life Assurance Society of the United States ("ELAS") and Alliance Capital Management L.P. ("ACM"). ELAS and
     ACM are subsidiaries of The Equitable Companies Incorporated. This information is based on a Schedule 13G dated February 6, 1997 filed with the Securities and Exchange Commission for the aforementioned entities.

(2) Includes shares held by West Highland Capital, Inc. ("WHC"), Estero Partners, LLC ("EP"), West Highland Partners, L.P.("WHP") and Buttonwood Partners, L.P. ("BP"). Lang H. Gerhard is the sole director and executive officer of WHC and the sole manager of EP. WHC, EP and Mr. Gerhard are the general partners of WHP and BP which are investment limited partnerships, and have voting and dispositive authority over shares held by WHP and BP. WHC has voting and dispositive authority over shares held by its various investment advisory clients. This information is based on a Schedule 13D dated January 9, 1997 filed with the Securities and Exchange Commission for the aforementioned entities and person.

(3) This information is based on a Schedule 13G dated February 8, 1996 filed with the Securities and Exchange Commission.

SECTION 2.1(i)

The Borrower references the unaudited financial statements of the Borrower for the period ended September 30, 1997, heretofore delivered to the Bank, and the liabilities referenced in such financial statements.

Reference is made to the attached lists of Exhibits filed with the Securities and Exchange Commission after December 31, 1996, as disclosure of the material transactions entered into by the Borrower since December 31, 1996.

SECTION 2.1(j)

As of the date of this Supplemental Disclosure Schedule, the principal place of business and chief executive offices of the Borrower are located at Nine Fourth Avenue, Waltham, Massachusetts 02154. No assets of the Borrower are currently located at any address other than the Existing Premises and the New Premises (as such terms are defined in the Letter Agreement dated May 21, 1997). The equipment to be purchased with the funds to be delivered under the Facility Two Term Loans is expected to be held at facilities of The Dow Chemical Company in Midland, Michigan.

The record owner of the New Premises is as follows:

Nine Fourth Avenue LLC, a Massachusetts limited liability company with an address c/o J.F. White Properties, Inc., Suite 500, One Gateway Center, Newton, Massachusetts 02158.

SECTION 3.1

The Borrower intends to dissolve RenaGel, Inc., its wholly-owned subsidiary, on or before December 31, 1998. The sole asset of RenaGel, Inc. is a one percent (1%) ownership interest in RenaGel LLC. In connection with the dissolution, this ownership interest will be assigned to the Borrower.

SECTION 3.2.

Pursuant to the terms of a Sublease Agreement currently being negotiated by the Borrower, certain equipment located at 303 Bear Hill Road, Waltham, Massachusetts will be insured by the Borrower's sublessee. The equipment to be purchased with the funds to be delivered under the Facility Two Term Loans will be insured by The Dow Chemical Company, with the cost thereof to be borne by RenaGel LLC.

SECTION 4.1

As of June 30, 1997, the Borrower had the following short term obligations, other than those obligations Borrower has to the Bank:

-    Comdisco Equipment Lease                         $  1,382.65
-    Silicon Valley Bank Equipment Line               $213,871.43

and a long term obligation to Silicon Valley Bank in the amount of $179,626.62. In addition, the Borrower has approximately $755,000 available on a $1 million line of credit with Silicon Valley Bank.

SECTION 4.2

Silicon Valley Bank has a lien on all equipment purchased with financing provided by Silicon Valley Bank.

SECTION 4.3

The Borrower has not issued any guaranties as of the date hereof.

SECTION 4.7

See disclosure set forth under Section 2.1(a) regarding the formation of subsidiaries.



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